Exhibit 10.10

November 23, 2015

Padmasree Warrior

******

Dear Padmasree:

We are pleased to offer you the position of Chief Development Officer of NextEV, Inc., an exempted company duly incorporated and validly existing under the laws of the Cayman Islands (“Parent”), and the position of Chief Executive Officer of NextEV USA, Inc., a corporation organized under the laws of California (the “Company”) and Chief Executive Officer of any other entity established to conduct the business of Parent or its affiliates in the United States, Canada, Central and South America (collectively, the “Future Entities”) (Parent, the Company and the Future Entities are collectively referred to in this letter for administrative purposes as “NextEV”). In such positions, you will work from a NextEV office in San Jose and report directly to me in my capacity as Executive Chairman of Parent. Not later than January 31, 2016, you will join Parent’s Board of Directors (as well as the governing body of the Company and, at such time as they are formed, any Future Entities), and Parent shall use its reasonable best efforts to cause the current holders of Series A Preferred Shares in Parent (the “Investors”) to take the necessary steps for you to serve on Parent’s Board of Directors and such other governing bodies while employed by NextEV. You will also serve in such other executive and Board of Director positions with additional affiliates of Parent from time to time and without additional compensation, which shall be consistent with your positions as Chief Development Officer of Parent and Chief Executive Officer of the Company, and in which you shall report directly to me in my capacity as Executive Chairman of Parent. The foregoing notwithstanding, Parent will not add material full-time responsibilities to you or appoint you to a position with an affiliate of Parent and the Company that subjects you to materially adverse tax consequences (other than increased income taxes on increased compensation), without your express written consent and a mutually agreed upon increase in compensation to reflect such increased scope or adverse tax consequences. Prior to the date of this offer letter, NextEV LLC has converted to NextEV USA, Inc., which shall be taxable as a corporation for purposes of U.S. tax law.

If you decide to join us, you will receive an annual salary of USD $1,500,000.00 (One million and five hundred thousand United States Dollars) which will be paid semi-monthly in accordance with NextEV’s normal payroll procedures. Your annual discretionary bonus is 0 - 20% of your annual salary (the “Bonus”). Following a fiscal year during which Parent or the Company has positive EBITDA, your target bonus will be a minimum of 20% of your annual salary. As an employee, you are also eligible to receive employee benefits at the senior executive level pursuant to the terms of NextEV’s benefit plans as they may change from time to time. Reasonable business expenses incurred in the performance of your duties hereunder shall be reimbursed by NextEV in accordance with company policies. Parent will pay all reasonable fees and related expenses in connection with (i) the annual preparation and submission of your Federal, state and local, as applicable, tax filings in consultation with your outside advisors, in an amount not to exceed $10,000 per year and (ii) the drafting, negotiation and execution of this offer letter and any documentation associated therewith in consultation with your counsel.

In addition, on or before January 31, 2016, Parent will grant you an option (the “Option”) to purchase 4,849,851 ordinary shares of Parent (“Ordinary Shares”). This Option shall be subject to the terms and conditions of Parent’s 2015 Incentive Stock Plan and Award Agreement, substantially in the form attached hereto as Exhibits A and B and subject to modification with respect to non-substantive form and other technical compliance matters, based on the advice of NextEV’s counsel, provided that (i) such grant agreement shall incorporate (and be subject to) the terms of your separation agreement governing the acceleration of equity awards and related matters, (ii) your status as a United States person under any shareholder agreement shall not limit or otherwise restrict your right or ability to hold Ordinary Shares and (iii) Parent shall cause the Investors to take the necessary action to implement the provisions of the foregoing subclause (ii). The per share exercise price of the Option shall be equal to the fair market value of an Ordinary Share as of the date of grant, based on a valuation by Teknos Associates determined in a manner consistent with such firm’s usual methodology for similarly situated issuers and completed on or before December 11, 2015. The aggregate number of shares subject to the Option shall be adjusted to the extent necessary to ensure that the aggregate number of Ordinary Shares subject to the Option, together with the number of Preferred Shares purchased by you, as described below, represents 3.13% of the fully diluted equity of Parent as of the date the Option is granted.

On or before January 31, 2016, you shall purchase 7,274,776 Series A-3 preferred shares of Parent (“Preferred Shares”) at a price per share equal to the purchase price paid for the same class of securities acquired by Sequoia Capital and Joy Capital in the most recent round of financing prior to the date of this offer letter. The number of shares purchased hereunder shall be adjusted to the extent necessary to ensure that the aggregate number of Preferred Shares purchased hereunder, together with the number of Ordinary Shares subject to the Option, represents 3.13% of the fully diluted equity of Parent as of the date of such purchase. NextEV will provide you with a loan in the amount necessary to fund your purchase of such Preferred Shares (the “Loan”), subject to Parent’s shareholder agreement (the “Shareholder Agreement”). The Loan will bear interest at the lowest rate allowed by Internal Revenue Service rules and regulations. The Loan will have a six-year maturity (“Maturity”) with a balloon payment due thereon, provided that you may prepay your Loan at any time and provided further that in the event of an initial public offering of Parent, you must repay any amounts due under the Loan prior to the consummation of such initial public offering. The Loan will be secured by the Preferred Shares you have acquired and (i) your personal liability on the Loan and the recourse of the lending entity on the Loan against you will be limited at all times to 50% of the then outstanding Loan amount (the “Limited Recourse”), (ii) under no circumstances may NextEV set-off against or otherwise reduce any amounts otherwise due to you from NextEV in satisfaction of any amounts due under the Loan, (iii) the terms of any pledge agreement in respect of the Loan shall ensure that you remain entitled to any distributions or other payments attributable to the pledged shares, and any voting or other rights attributable to the pledged shares, so long as you are not in default under the Loan and (iv) no default shall be deemed to exist under the Loan unless you have been provided with written notice and a reasonable opportunity to cure such default. If your employment with NextEV terminates for any reason prior to Maturity, then the Loan shall be due and payable upon the Maturity, and NextEV may foreclose on the pledged shares to the extent necessary to satisfy any then outstanding amounts due under the Loan, and your exposure with respect to any remaining amounts due shall be subject to Limited Recourse.

Notwithstanding any terms of the Shareholder Agreement to the contrary, you may tender the Preferred Shares for all or a portion of the outstanding amounts due under the Loan (including interest), or to cover any taxes associated with the Loan, and retain the remainder of the Preferred Shares, if any. With respect to your status as a holder of Preferred Shares, Parent shall use reasonable efforts to ensure that the Investors take the necessary steps to provide for the issuance of the Preferred Shares to you in accordance with this offer letter, including any necessary consent under, or amendment to, the financing agreements for the Preferred Shares, and so that you are provided, on a pro rata basis, with (i) registration rights under Section 6.2 of the Shareholder Agreement, (ii) participation rights under Sections 6.4, 6.5, 7.2, 7.6, 8, and 12.12 of the Shareholder Agreement and (iii) subject to applicable law, the right to transfer any of your equity interests in NextEV to any entity in which you are a controlling shareholder for estate planning purposes. For purposes of Parent’s Articles of Association, your “Series A Original Issue Date” shall be a date on or around the date on which you purchase the Preferred Shares.

If your employment terminates for any reason at any time prior to the third anniversary of your employment commencement date, Parent may, by written notice to you at any time prior to such third anniversary, elect to repurchase any or all of the Preferred Shares that you have purchased hereunder at a purchase price determined as follows:

(i) If Parent makes such repurchase election prior to the first anniversary of your employment commencement date, the purchase price for 75% of such Preferred Shares shall be the lesser of (A) $1.75 per share or (B) $0.10 above the fair market value per share, as determined below, and the purchase price for 25% of such Preferred Shares shall be the fair market value of such Preferred Shares, as determined below;

(ii) if Parent makes such repurchase election on or after the first anniversary, but prior to the second anniversary, of your employment commencement date, the purchase price for 50% of such Preferred Shares shall be the lesser of (A) $1.80 per share or (B) $0.15 above the fair market value per share, as determined below, and the purchase price for 50% of such Preferred Shares shall be the fair market value of such Preferred Shares, as determined below, and

(iii) if Parent makes such repurchase election on or after the second anniversary, but prior to the third anniversary, of your employment commencement date, the purchase price for 25% of such Preferred Shares shall be the lesser of (A) $1.85 per share or (B) $0.20 above the fair market value per share, as determined below, and the purchase price for 75% of such Preferred Shares shall be the fair market value of such Preferred Shares, as determined below.

The fair market value of any Preferred Shares repurchased by Parent shall be determined as of the date of Parent’s repurchase election based on a valuation by Teknos Associates (or such other valuation firm selected by Parent and reasonably acceptable to you) determined in a manner consistent with such firm’s usual methodology for similarly situated issuers. The per share amounts specified above shall be equitably adjusted to reflect stock splits, reverse stock splits and other similar changes in the capitalization of Parent after the date such Preferred Shares were purchased. The repurchase of such Preferred Shares shall be consummated within 10 days after such valuation has been completed, but in no event later than 2 1⁄2 months after the last day of the calendar year in which Parent makes the repurchase election hereunder. The purchase price of any Preferred Shares repurchased hereunder shall be paid first through a reduction of the principal balance of the Loan, and if an additional amount remains payable to you after the Loan has been repaid in its entirety, such amount shall be paid by Parent in cash. It is intended that the amount paid by Parent for any Preferred Shares repurchased hereunder shall constitute the payment of purchase price in a negotiated capital transaction, and not compensation to you. In the event it is conclusively determined that any portion of such repurchase price constitutes compensation income to you, Parent shall pay to you a gross-up amount equal to any and all applicable federal, state, local and foreign income and employment taxes applicable to such portion of the repurchase price; provided that for purposes of determining the gross-up amount the federal income tax rate applicable to such portion of the repurchase price shall be reduced by the applicable tax rates applicable to capital gain.

Parent represents and warrants that the Preferred Shares that you purchase hereunder will not be, upon issuance, subject to any repurchase right by Parent or any of its affiliates that results from the termination of your employment for any reason other than as provided for above, and the Ordinary Shares to be issued upon the exercise of the Option likewise shall not be subject to any such repurchase right except to the extent such Ordinary Shares are forfeited pursuant to the terms of the Option grant. Any future imposition of such repurchase rights shall be subject to agreement by you. Parent further represents and warrants that the Preferred Shares that you purchase hereunder will not be subject to any call right under Article 33 of Parent’s Articles of Association.

All equity and/or equity-based compensation, whether purchased, granted, awarded or otherwise received, shall be subject to the terms and conditions set forth in any applicable plans or agreements, which In the case of the initial grant will be substantially in the forms attached as Exhibits A and B hereto and subject to modification with respect to non-substantive form and other technical compliance matters, based on the advice of NextEV’s counsel. You agree to execute any agreements or other instruments required by Parent or the Company in this regard.

As of your employment commencement date, NextEV will enter into the Indemnification Agreement attached as Exhibit C hereto, which shall provide, without limitation, for a right to indemnification for any claims brought against you as a shareholder of Parent pursuant to Section 13.18 of the Shareholder Agreement. In addition, on or before your employment commencement dale, NextEV will obtain directors’ and officers’ liability insurance that is consistent with the terms set forth in Exhibit D.

NextEV is excited about you joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with NextEV is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, NextEV is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

NextEV reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the NextEV documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to NextEV any and all agreements (including those relating to your prior employment) that may affect your eligibility to be employed by NextEV or limit the manner in which you may be employed. It is NextEV’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You understand that the existence of any agreement that could affect your eligibility to be employed by NextEV or limit the manner in which you may be employed that has not been disclosed to us prior to the date of this letter constitutes grounds for termination. Moreover, you agree that, during the term of your employment with NextEV, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which NextEV is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the NextEV, provided that the foregoing will not prevent you from (i) participating on the boards of directors of your Permitted Directorships or engaging in other permitted outside activities, listed on Exhibit E or (ii) managing your passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with your duties hereunder or create a potential business or fiduciary conflict. Similarly, you agree not to bring any third-party confidential information to NextEV, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for NextEV.

As a NextEV employee, you will be expected to abide by NextEV’s rules and standards, and the NextEV’s rules of conduct which are included in the NextEV Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Arbitration Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at NextEV, and non-disclosure of proprietary information (it being understood that you shall at all times remain free to disclose your roles, responsibilities and experiences at NextEV as part of any autobiographical work or project or professional resume or compilation, so long as such disclosure does not involve sensitive and confidential technical or proprietary information). You will also be required to sign and comply with a Severance Agreement in the form agreed to as Exhibit F. In the event of any dispute or claim relating to or arising out of our employment relationship, you and NextEV agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the NextEV shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) NextEV shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Such arbitration shall take place under the laws of the State of California and at a mutually agreed upon location in San Jose, California.

The provisions of Section 18 of the Severance Agreement (“Representations”) and Section 22 of the Severance Agreement (“Compliance with Section 409A of the Code) shall apply, in each case mutatis mutandis, to the authority of NextEV to enter into and perform its obligations under this offer letter (with respect to Section 18) and to any payments under this offer that may be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (with respect to Section 22).

To indicate your acceptance of this offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be December 16, 2015. This letter, along with any agreements relating to proprietary rights between you and NextEV, including without limitation, the Severance Agreement, the Equity documentation substantially in the forms attached hereto as Exhibits A and B and subject to modification with respect to non-substantive form and other technical compliance matters, based on the advice of NextEV’s counsel, the Shareholder Agreement, the Arbitration Agreement, the Loan agreement, and any employee handbook, set forth the terms of your employment with NextEV and supersede and extinguish any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of Parent’s Board of Directors and you. This offer of employment will terminate if it is not accepted, signed, and returned by November 27, 2015.

We look forward to your favorable reply and to working with you at NextEV.

Sincerely,

/s/ William Bin Li
William Bin Li
Chairman, NextEV, Inc. Board of Directors
Agreed to and accepted:
/s/ PADMASREE WARRIOR
Printed Name: PADMASREE WARRIOR
Date: NOVEMBER 23, 2015

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into effective as of the Effective Date between NextEV USA, Inc., a California corporation (the “Company”), NextEV Limited, a Hong Kong Private company (“NextEV Limited”), NextEV, Inc., a Cayman Islands corporation (“Parent”), and Padmasree Warrior (the “Executive”).

The Company and the Executive agree as follows:

1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Bonus” means the bonus paid to Executive pursuant to a formal or informal bonus plan or individual bonus arrangement.

(b) “Base Salary” means the Executive’s annual base salary rate as in effect from time to time.

(c) “Cause” means:

(i) commtsswn by the Executive (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude;

(ii) commission by the Executive of a material breach or material default of any of the Executive’s agreements or obligations under any provision of any agreement between Executive and the Company, Parent, NextEV Limited or any of their affiliates, which is not substantially cured in all material respects within thirty (30) days after the Company Board gives written notice thereof to the Executive; or

(iii) commission by the Executive, when carrying out the Executive’s Duties to the Company, Parent, NextEV Limited or any of their affiliates, of acts or the omission of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships (determined on a consolidated basis taking into account the business and operations of Parent and its affiliates), which, to the extent curable, is not substantially cured in all material respects within thirty (30) days after the Company Board gives written notice thereof to the Executive.

A&R Severance Agreement 2015

In order for a condition to constitute Cause, the Company must provide written notification and description to the Executive of the existence of and grounds constituting the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Company Board actually becoming aware of such condition, if later), upon the notice of which the Executive shall have a period of thirty (30) days during which she may remedy the condition, to the extent such a remedy is possible. Furthermore, to constitute Cause, the Company must voluntarily terminate the Executive’s employment within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Company Board actually becoming aware of such condition, if later). No act shall be deemed “willful” if taken in good faith by the Executive and in the reasonable belief that it is in the best interests of the Company, Parent or their affiliated entities. Prior to being terminated for Cause, the Executive shall be afforded an opportunity to appear with counsel before the Company Board and to address in a meaningful manner any alleged grounds constituting Cause.

(d) “Change in Control” shall mean (a) a merger or consolidation of Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation, (b) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than William Li or any other investor in Parent as of the Effective Date, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding securities; provided that a Change in Control shall not be deemed to occur under this Agreement by reason of the acquisition of securities by Parent or any of its affiliates, or an employee benefit plan (or any trust funding such a plan) maintained by Parent or any of its affiliates, (c) the approval by the shareholders of Parent of a plan of complete liquidation of Parent, (d) the sale or disposition by Parent of more than fifty percent (50%) of Parent’s assets or (e) any other event constituting a change in control under Parent’s 2015 Incentive Stock Plan (or any successor thereto). For purposes of this Agreement, (i) a sale of more than fifty percent (50%) of Parent’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of Parent and its Subsidiaries or the sale of stock of one or more of Parent’s Subsidiaries with an aggregate value in excess of fifty percent (50%) of the aggregate value of Parent and its Subsidiaries or any combination of methods by which more than fifty percent (50%) of the aggregate value of Parent and its Subsidiaries is sold, and (ii) a transfer of Parent assets to a corporate or non-corporate entity (such as a partnership or limited liability company) in which Parent owns equity securities possessing at least fifty percent (50%) of the total combined voting power of all classes of equity securities in such corporate or non-corporate entity shall not be treated as a sale or disposition by Parent of the assets contributed to such corporate or non-corporate entity.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Board” means the Board of Directors of the Company.

(g) “Director” means a member of the Parent Board, Company Board, or board of directors of NextEV Limited, as the case may be.

(h) “Disability” means a physical or mental incapacity that prevents the Executive from performing her duties, with or without accommodation, for a period of one hundred eighty (180) days in any period of two (2) consecutive fiscal years of the Company.

(i) “Duties” means the title, duties and responsibilities associated with the positions referenced in the Executive’s offer letter and such other duties and responsibilities customarily required of the highest ranking executive officer of a major corporation or such additional title, duties and responsibilities as may be assigned from time to time to the Executive by the Company Board or the Executive Chairman of Parent which are consistent with the positions of President and Chief Executive Officer of the Company and Chief Development Officer of Parent.

(j) “Effective Date” means December 16, 2015.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(1) “Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Executive:

(i) A material diminution in the Executive’s annual Base Salary or a material diminution in the Executive’s overall compensation package in the aggregate, in either case below the level in effect on the Effective Date; provided, however, that for purposes of this Section l(l)(i) a material diminution will not be deemed to have occurred if the diminution results from (A) changes to the Executive’s participation level under any long term incentive plans (to the extent permitted under the terms of the Executive’s offer letter) or (B) the failure to achieve applicable performance targets under a performance based plan or program;

(ii) To the extent the Parent Board determines to provide additional equity incentives to executives reporting to Executive or the Parent Board beyond their original sign-on equity grants, the Parent Board does not (i) prior to such grants, consider in good faith making an additional grant to the Executive on the same general terms and for a number of shares consistent with her position at Parent and the Company and her contribution to the overall performance of the business (after taking into account the size of the equity grants under consideration for other executives) or (B) to the extent that the Parent Board has determined to make such a grant to the Executive, does not make such grant at the same time as grants are made to other executives of Parent and the Company;

(iii) a reduction or series of reductions in the aggregate value of the life insurance, accidental death, long term disability, short term disability, medical, dental and vision benefits and expense reimbursement policy available to the Executive as of the Effective Date which, in the aggregate is material;

(iv) a material diminution in the Executive’s Duties;

(v) a requirement that the Executive report to anyone other than the Company Board (in her capacity as CEO of the Company) or the Executive Chairman of Parent (in her capacity as Chief Development Officer of Parent);

(vi) relocation to a location that is more than 50 miles from San Jose, California, the geographic location at which the Executive must perform her Duties, other than for limited periods of time;

(vii) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreements under which the Executive provides services to the Company (specifically including a failure of the purchaser in a Change in Control transaction to assume this Agreement in accordance with Section 12 hereof);

(viii) Parent’s or the Company’s failure to cause the Executive to serve on the Parent Board, Company Board or the board of directors or other such governing body of any NextEV entity for which the Executive serves as Chief Executive Officer;

(ix) Parent’s failure to grant the Option to the Executive or consummate the sale of Preferred Shares to the Executive in accordance with the terms of the Executive’s offer letter; or

(x) if at any time William Li ceases to directly or indirectly beneficially own, either in one event or as part of a series of transaction, at least 85% of the ownership interest he beneficially owns in Parent as if the date of this Agreement, other than in connection with dilution associated with new investments in Parent.

In order for a condition to constitute a Good Reason, the Executive must provide written notification to the Company Board and the Executive Chairman of Parent of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Executive actually becoming aware of such condition, if later), upon the notice of which the Company and Parent shall have a period of thirty (30) days during which they may remedy the condition. Furthermore, to constitute a Good Reason, the Executive must voluntarily terminate employment with the Company within 180 days following the initial existence of the condition (or within 180 days following the Executive actually becoming aware of such condition, if later).

(m) “Parent Board” means the Board of Directors of Parent.

(n) “Subsidiary” or “Subsidiaries” means any corporation or corporations other than Parent in an unbroken chain of corporations beginning with Parent if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(o) “Term” means the period commencing on the Effective Date and ending on the earlier of: (i) the Termination Date; or (ii) the Executive’s death or Disability.

(p) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination).

2. SEVERANCE COMPENSATION.

(a) If the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, whether before or after a Change in Control, then the following severance provisions shall apply:

(i)	The Company shall provide the following benefits:

(A) (1) any unpaid Base Salary through the date of termination;

(2) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed business expenses incurred through the date of termination; (4) any accrued but unused vacation time in accordance with the Company’s vacation policy; and (5) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (the “Accrued Amounts”);

(B) if the Executive elects and maintains COBRA coverage within the period required by law, the Company shall pay for the full cost of COBRA premiums for Executive and her eligible dependents for up to 18 months following the Date of Termination and, if such COBRA payment is taxable, a gross-up amount equal to any and all applicable federal, state, local and foreign income, employment and excise taxes applicable to such COBRA payment;

(C) for the one year period commencing on the Termination Date, pay for executive outplacement services for the Executive from a nationally recognized executive outplacement firm at the level provided for the most senior executives of the Company;

(D) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to one (1) times her annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one year period ending on the Termination Date, at the highest rate in effect during such period); and

(E) pay to the Executive within thirty (30) days following the Termination Date a single sum payment in an amount equal to one (1) times her Annual Bonus at the target level in effect during the prior two (2) year period plus the pro rata portion of the target Annual Bonus for the period commencing on the first day of the fiscal year in which the employment of the Executive is terminated and ending on the Termination Date (provided that for purposes of the foregoing, if the Executive’s employment terminated on or before the 2nd anniversary of her commencement date, the Target Bonus shall be fixed at 20% of her Base Salary, determined in the same manner as provided for in sub-clause (D) above).

(b) If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability during the Term, the Executive or her surviving spouse shall be entitled to receive (i) the Accrued Amounts to the date of death or Disability, (ii) any amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan, and (iii) if the Executive and/or her surviving spouse and dependents elect and maintain COBRA coverage within the period required by law, the Company shall pay for the full cost of COBRA premiums for Executive and her eligible dependents for up to 36 months following the Termination Date and, if such COBRA payment is taxable, a gross-up amount equal to any and all applicable federal, state, local and foreign income, employment and excise taxes applicable to such COBRA payment.

(c) If the Executive’s employment hereunder is terminated:

(i) by reason of the Executive’s death or Disability; or

(ii) by the Company other than for Cause or by the Executive for Good Reason;

The Executive will become fully vested in all outstanding stock options, restricted stock, restricted stock units or similar awards (“Award”) and any such options shall be then and thereafter fully exercisable until the termination of such options pursuant to their terms. The Executive shall have the discretion to settle such Awards net of applicable taxes.

(d) If the Executive’s employment hereunder is terminated by the Company for Cause or terminated by the Executive other than for Good Reason, then the Executive shall be entitled to receive the Accrued Amounts to the date of termination, and any unvested Award shall immediately expire.

(e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 6 hereof, and such breach is not substantially cured in all material respects within thirty (30) days after the Company Board or the Executive Chairman of Parent gives written notice thereof to the Executive, no further severance payments or other benefits will be payable to the Executive under this Section 2.

(f) In the event the Executive’s employment terminates prior to the sixth (6th) anniversary of the Effective Date for any reason other than a termination for Cause (including by reason of death, disability or resignation), the Executive shall be entitled to additional severance as described in this Section 2(f). Such additional severance shall be calculated as (i) the number of Series A-3 preferred shares of Parent (“Preferred Shares”) originally purchased by the Executive pursuant to the terms of the Executive’s offer letter multiplied by (ii) the excess, if any, of (A) the per share purchase price paid by the Executive for such Preferred Shares over (B) the fair market value of one Preferred Share as of the Termination Date (equitably adjusted to reflect stock splits, reverse stock splits and other similar changes in the capitalization of Parent after the date such Preferred Shares were purchased) (the “Additional Severance Amount”). If the Additional Severance Amount is greater than zero, then, on the ninetieth (90th) day following the date of termination, the Company shall pay the Executive an amount equal to the Additional Severance Amount plus a gross-up amount equal to any and all applicable federal, state, local and foreign income and employment taxes applicable to the Additional Severance Amount; provided that for purposes of determining the gross-up amount the federal income tax rate applicable to such Additional Severance Amount shall be reduced by the federal rate applicable to capital gain (to reflect the potential federal income tax benefit to Executive of the decrease in value of the Preferred Shares).

(g) In the event that the Company is insolvent, or unable to make payments in accordance with this Section 2, or any other section of this Agreement, Parent and NextEV Limited hereby fully guarantee any payments to be made hereunder. The foregoing is an unconditional guaranty of payment that may not be terminated or revoked by Parent and NextEV Limited (collectively, the “Guarantors”) and is not a guaranty of collection, and the Guarantors waive all defenses based on suretyship, impairment of collateral or otherwise to the full extent permitted by applicable law. Without limiting the foregoing (i) the Executive may enforce her rights against the Guarantors without first seeking payment or performance from the Company, or notifying the Guarantors of any modification to this agreement or her employment arrangements, (ii) the Guarantors waive any rights to demand, presentment, diligence, protest, notice of dishonor or any other notice to which they may be entitled, (iii) the Executive may otherwise agree with the Company to modify this agreement or her employment arrangements without releasing Guarantors from their obligations hereunder and (iv) the Guarantors shall not have any right of subrogation, reimbursement, indemnification and contribution from the Company until all amounts otherwise due and owing to the Executive have been paid in full.

(h) The Executive shall be entitled to the payments and benefits described in this Section 2, other than the Accrued Amounts, only if Executive signs a general waiver and release substantially in the form attached as Exhibit A hereto (the “Release”) within 21 days after the Termination Date and does not revoke such Release within seven days after she has signed it.

3. TERMINATION FOLLOWING A CHANGE IN CONTROL. If the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason, in either case within two years after a Change in Control, the Executive shall be entitled to the payments and benefits described in Section 3(a), 3(b) and 3(c).

(a) The Executive will become fully vested in all Awards, but only to the extent not previously forfeited or terminated upon a Change in Control;

(b) The Company shall pay the Executive, within thirty (30) days following the Termination Date, a single sum payment in an amount equal to two (2) times her annual Base Salary in effect on the Termination Date (or if such annual Base Salary has decreased during the one year period ending on the Termination Date, at the highest rate in effect during such period);

(c) The Executive will have available the expenses of enforcement provided in Section 4 hereof. For the avoidance of doubt, this specific reference to the availability of expenses of enforcement in the event of a Change in Control shall not be interpreted to limit the availability of expenses of enforcement in other circumstances.

(d) The Executive shall in addition be entitled to all other payments and benefits otherwise due and owing under Section 2 of this Agreement (other than the payment with respect to Base Salary provided for in Section 2(a)(i)(D) above so long as the Executive has received the payment provided for in Section 3(b) above).

(e) The Executive shall be entitled to the payments and benefits described in this Section 3, other than the Accrued Amounts, only if Executive signs the Release within 21 days after the Termination Date and does not revoke such Release within seven days after she has signed it.

4. EXPENSES OF ENFORCEMENT. The Executive shall not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action. Therefore, the Company shall pay, or cause to be paid, on a current basis, reasonable attorney fees and expenses incurred by the Executive to enforce the provisions of this Agreement, including Sections 2 and 3. The Executive shall be required to repay any such amounts to the Company to the extent that a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the claims of the Executive were frivolous.

5. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6. CONFIDENTIAL INFORMATION. The Executive agrees that the Executive will not, during the Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company in violation of that certain offer letter between the Company and the Executive when the Executive joined the Company (the “Employment Agreement”).

7. ARBITRATION. The following arbitration rules shall apply to this Agreement:

(a) In the event that the Executive’s employment shall be terminated by the Company during the Term or the Company shall withhold payments or provision of benefits because the Executive is alleged to be engaged in activities prohibited by Section 6 hereof or for any other reason, the Executive shall have the right, in addition to all other rights and remedies provided by law, at her election either to seek arbitration in Santa Clara County, California, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of her employment.

(b) Without limiting the generality of Subsection 7(a), this Subsection 7(b) shall apply to termination asserted to be for “Cause” or for “Good Reason”. In the event that (i) the Company terminates the Executive’s employment for Cause, or (ii) the Executive resigns her employment for Good Reason, the Company and the Executive each shall have thirty (30) days to demand of the American Arbitration Association in writing (with a copy to the other party hereto) that arbitration be commenced to determine whether Cause or Good Reason, as the case may be, existed with respect to such termination or resignation. The parties hereto shall have thirty (30) days from the date of such written request to select such third party arbitrator. Upon the expiration of such thirty (30) day period, the parties hereto shall have an additional thirty (30) days in which to present to such third party arbitrator such arguments, evidence or other material (oral or written) as may be permitted and in accordance with such procedures as may be established by such third party arbitrator. The third party arbitrator shall furnish a written summary of their findings to the parties hereto not later than thirty (30) days following the last day on which the parties were entitled to present arguments, evidence or other material to the third party arbitrator.

During the period of resolution of a dispute under this Subsection 7(b), the Executive shall not be entitled to receive compensation by the Company other than premiums due before or during such period on any insurance coverage applicable to the Executive hereunder, and during such period, the Executive shall have no duties for the Company. If the arbitrator determines that the Company did not have Cause to terminate the Executive’s employment or that the Executive had Good Reason to resign her employment, as the case may be, the Company shall promptly pay the Executive the benefits described in Section 2 or Section 3 hereof, as applicable ..

8. EMPLOYMENT AT WILL. The parties hereto acknowledge and confirm that the Executive’s employment by the Company is employment-at-will, and is subject to termination by the Executive or by the Company at any time with Cause or without Cause. With this Agreement, the parties hereto do not intend to create, and have not created, a contract of employment, express or implied, between the Executive and the Company. The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing that has been authorized or ratified by the Company Board.

9. EMPLOYMENT ACTIONS. This Agreement is not intended to create, and will not be construed as creating, an express or implied contract of employment. Nothing contained herein will prevent the Company at any time from terminating the Executive’s right and obligation to perform services to the Company or prevent the Company from removing the Executive from any position which the Executive holds with the Company, provided, however, that no such action shall affect the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement. The payments and benefits provided in this Agreement will be full and liquidated damages for any such employment action taken by the Company.

10. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

(a)	If the notice is to the Company:

Attn: General Counsel

NextEV USA, Inc.

3200 N. 1st Street

San Jose, CA 95134

(b)	If the notice is to the Executive, then to the name and address as first stated in the preamble of this Agreement.

or to such other address as either party hereto may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.

11. ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 11.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Executive’s death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement shall be payable to the Executive’s spouse, or if such spouse shall not survive the Executive, to the Executive’s estate. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

12. INVALID PROVISIONS. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the parties hereto will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

13. ALTERNATIVE SATISFACTION OF COMPANY’S OBLIGATIONS. In the event this Agreement provides for payments or benefits to or on behalf of the Executive which cannot be provided under the Company’s benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Executive would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Executive or other participants therein, the Company may provide the Executive with an “Alternative Benefit”, as defined in this Section 13, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Executive and the Executive’s dependents or beneficiaries, as the case may be, in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Executive or the Executive’s dependents, the Executive shall have the right to require that the Company provide such an Alternative Benefit.

14. ENTIRE AGREEMENT, MODIFICATION. Subject to the provisions of Section 15 hereof, this Agreement contains the entire agreement between the parties hereto with respect to the termination of employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties hereto, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties hereto.

15. NON-EXCLUSIVITY OF RIGHTS. Notwithstanding the foregoing provisions of Section 14, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Executive has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Executive or the Executive’s dependents or beneficiaries, as the case may be, are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement unless specifically provided.

16. WAIVER OF BREACH. The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party hereto of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party hereto thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

17. GOVERNING LAW. This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of California without giving effect to its conflict of laws provisions. The parties hereto agree that this Agreement is not an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Each party hereby submits to the exclusive jurisdiction of the appropriate state or federal courts in Santa Clara Country, California.

18. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

19. SUBSIDIARIES AND AFFILIATES. Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Executive, the Company may provide the compensation and benefits to which the Executive is entitled hereunder through one or more subsidiaries or affiliates.

20. NO MITIGATION OR OFFSET. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment. Amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment she may obtain.

21. EXCISE TAX PROVISION. Notwithstanding anything to the contrary in this Severance Agreement, but subject to the third sentence of this Section 21, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for under this Severance Agreement, together with any other payments and benefits which the Executive has the right to receive from Parent, the Company, or any other person (“Covered Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then Covered Payments that constitute parachute payments shall be either (1) reduced (but not below zero) so that the present value of such total Covered Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Covered Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the Covered Payments is necessary shall be made by the Company Board and the Executive in good faith. If Covered Payments are to be reduced hereunder, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced payments and benefits provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, if the Company Board and the Executive mutually agree that shareholder approval (obtained in a manner that satisfies the requirements of Section 280G(b)(5) of the Code) of a Covered Payment would prevent the Executive from receiving a parachute payment, then, upon the request of the Executive and his agreement (to the extent necessary) to subject her entitlement to the receipt of such Covered Payment to shareholder approval, the Company shall seek such approval in a manner that Company and the Executive mutually agree satisfies the requirements of Section 280G of the Code and the regulations thereunder.

22. COMPLIANCE WITH SECTION 409A OF THE CODE. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:

(a) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, for purposes of any such provision of this Agreement, references herein to “termination”, “termination of employment” or similar terms will mean “separation from service”.

(b) The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c) To the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and the Executive may, within any applicable time period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Code Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.

(d) Notwithstanding any provision to the contrary in this Agreement, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Agreement would constitute non-exempt deferred compensation for purposes of Section 409A of the Code, and (ii) the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of her termination of employment, then such payments or benefits shall not be made or paid to the Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” or (B) the date of her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Subsection 24(d) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(e) For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(f) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company; provided that if such period begins in one calendar year and ends in a second calendar year and is conditioned on the Executive’s execution of the Release, such payment shall be made in the second of such calendar years.

(g) Notwithstanding any other provision herein to the contrary, in no event will any payment that constitutes non-exempt deferred compensation subject to Code Section 409A, as determined in good faith by the Company, be subject to offset, counterclaim, or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

(h) To the extent that reimbursements or other in-kind benefits under this Agreement constitute non-exempt deferred compensation for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

[Remainder of the page intentionally left blank, signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NextEV USA Inc
(the “Company”)
/s/ William Li
By:	William Li
Its:	Chairman

NextEV Limited
(“NextEV Limited”)
/s/ William Li
By:	William Li
Its:	Chairman

NextEV Inc
(“Parent”)
/s/ William Li
By:	William Li
Its:	Chairman

/s/ Padmasree Warrior
PADMASREE WARRIOR
(the “Executive”)

[Signature page to Severance Agreement]